  Exhibit 99.2

BERRARD HOLDINGS LIMITED PARTNERSHIP
4521 Sharon Road, Suite 370
Charlotte, North Carolina 28211

October 19, 2016

Marshall Chesrown
7303 Tidal Trace
Arlington, TX 76016
Re:
Smart Server, Inc.
Dear Mr. Chesrown:
This letter, once fully executed and delivered, constitutes an agreement (the “Agreement”) of the person named below as purchaser (the “Purchaser”) to purchase from Berrard Holdings Limited Partnership (“Seller”), and of Seller to sell to Purchaser, the securities indicated in Section 1 below of Smart Server, Inc., a Nevada corporation (the “Company”), presently owned of record and beneficially by Seller.
The terms and conditions of this Agreement are as follows:
1.
Sale of 2,412,500 shares of the Company’s Common Stock (the “Shares”) at a price per share of $0.042 for a total aggregate consideration of $101,325 (the "Purchase Price").
2.
The closing of the transaction contemplated by this Agreement shall be deemed to have occurred when this Agreement has been fully executed, Purchaser has entered into that certain Stockholders' Agreement attached as Annex A to this Agreement, the Purchase Price has been received by the Seller, and the Shares have been delivered to Purchaser (the "Closing").
3.
Purchaser agrees to remit the Purchase Price in accordance with the wire instructions below:
Bank Name:	Wells Fargo Bank
Bank Address:	401 S. Tryon St.
Charlotte, NC 28288
Account Number:	6888083877
Beneficiary:	Berrard Holdings Limited Partnership
Wire Transfer Routing Number:	121000248

4.
Purchaser represents and warrants to Seller as follows:
a.
Purchaser has the full power and authority to enter into this Agreement and to carry out Purchaser's obligations hereunder.
b.
This Agreement has been duly executed and delivered by Purchaser and is the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

c.
Purchaser is buying the Shares solely for his own account, for investment and not with a view to resale in connection with a distribution thereof. Purchaser acknowledges the Shares have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"), or any applicable state securities law and may not be transferred or sold except pursuant to an effective registration statement under the 1933 Act or exemption therefrom, and that the certificate representing the Shares will have a restrictive legend to such effect. Purchaser acknowledges he may be required to hold the Shares for at least six months from the date of purchase and he may be required to comply with the volume limitation and other provisions of Rule 144 promulgated under the 1933 Act with respect to any sale of the Shares.
d.
Purchaser acknowledges that the Company is a “shell” company as such term is defined in Rule 12-2(b) under the Securities Exchange Act of 1934, as amended, and as such limited off no operations. Further, Purchaser acknowledges there is no liquidity for the Company’s Common Stock and Purchaser represents that he has the financial ability to bear the economic risk of Purchaser’s investment in the Company (including the complete loss of his investment), has adequate means of providing for his current needs, including possible personal contingencies, and has no need for liquidity with respect to its investment in the Company.
e.
Purchaser recognizes that an investment in the Company involves a high degree of risk for Purchaser, including the potential loss of Purchaser’s entire investment in the Shares.
f.
Purchaser has discussed with his professional legal, tax and financial advisors, to the extent he deemed appropriate, the suitability of the investment in the Company for its particular tax and financial situation. All information that Purchaser has provided to the Company concerning himself and his financial position is correct and complete as of the date set forth below, and, if there should be any material change in such information prior to the date such Purchaser’s subscription is either accepted or rejected by the Company, he will immediately provide such information to the Company.
g.
Purchaser represents and warrants to the Seller that at no time prior to the date of this Agreement has any of Purchaser, its agents, representatives, or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, (i) any "short sale" (as such term is defined in Rule 3b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of the Company’s Common Stock or (ii) a hedging transaction that, establishes a net short position with respect to the Company’s Common Stock. In addition, Purchaser represents and warrants to the Seller that for a period of one year after the date of this Agreement, neither Purchaser, nor its agents, representatives or affiliates will engage in or effect, in any manner whatsoever, directly or indirectly, any such short sale or hedging transaction.
h.
The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or violate any law, regulation, court order, judgment or decree applicable to the transaction or any agreement to which Purchaser is a party, or, in the case of any such law, regulation, court order, judgment, decree or agreement, by which the property of Purchaser is bound or affected.
i.
Purchaser is an "accredited investor" as that term is defined in Rule 501 promulgated under the 1933 Act.
j.
Purchaser has a net worth and income such that the loss of Purchaser’s entire investment in the Shares will not adversely affect Purchaser's financial condition, business, or lifestyle.

k.
Purchaser has such knowledge, business and investment experience that Purchaser is fully capable of understanding the merits and risks associated with an investment in the Shares.
l.
The representations made in this Agreement by Purchaser shall be deemed to be made once again at the Closing.
m.
Purchaser acknowledges that Seller may possess or have access to material non-public information of the Company, that has not been communicated to Seller and Seller has nevertheless determined to proceed with the purchase of the Shares.
n.
Purchaser acknowledges that Purchaser is not relying on any representation or warranty of Seller or any other person except as expressly set forth in Section 5.
5.
Seller represents and warrants to the Purchaser as follows:
a.
Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder.
b.
Seller is the beneficial and record owner of Shares and has good and marketable title (except for applicable securities law restrictions) to the Shares, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature.
c.
This Agreement has been duly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
d.
The representations made in this Agreement by Seller are deemed to be remade as of the Closing.
6.
Purchaser agrees to indemnify, defend and hold harmless Seller against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by Purchaser of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement.
7.
Seller agrees to indemnify, defend and hold harmless Purchaser against and in respect of any loss, damage, deficiency, cost or expense (including without limitation reasonable attorneys’ fees) resulting from any breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement.
8.
The sole and exclusive jurisdiction and venue for any action or proceeding arising from or relating to this Agreement shall be the federal and state courts located in the City of Charlotte, North Carolina and County of Mecklenburg, North Carolina, and all parties hereto consent to the jurisdiction of such courts. This Agreement shall be deemed to have been executed and delivered within the State of North Carolina, and any disputes arising from or relating to this Agreement shall be governed by the laws of the State of North Carolina. All parties hereto agree that they irrevocably waive their right to a trial by jury in any action or proceeding arising from or relating to this Agreement. If any action or proceeding is brought by any party arising from or relating to this Agreement or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court if such party substantially prevails on all the issues in dispute. All questions as to the interpretation and effect of this Agreement shall be determined under the laws of the State of North Carolina.

9.
The representations and warranties contained herein shall survive the Closing for a period of one year except for Section 5(b) which will last indefinitely.
10.
All notices to be given under this Agreement shall be sent by certified mail, return receipt requested, postage prepaid or by personal delivery (by commercial courier or otherwise) in either case to the address of the party appearing on the signature pages to this Agreement, or by telecopy or e-mail. Notices sent by mail shall be deemed delivered on the second business day following deposit in the U.S. mail. Notice personally delivered or by telecopy or e-mail shall be deemed delivered upon the business day of receipt at the office of the addressee.
11.
This Agreement may be executed by facsimile or scanned document via email in two or more counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed the day and year first above written.
PURCHASER:
Agreed to and accepted as of this 24th day of October 2016
/s/ Marshall Chesrown
Marshall Chesrown
Address: 7303 Tidal Trace
City, State, Zip: Arlington, TX 76016
Social Security No.:
SELLER:
Agreed to and accepted as of this 24th day of October 2016
BY: /s/ Steven R. Berrard
Title:

ANNEX A
Stockholders’ Agreement